PRESS RELEASE

Contacts:

Patrick L. Alexander

Chairman and Chief Executive Officer

Mark A. Herpich

Chief Financial Officer

(785) 565-2000

For Immediate Release

December 20, 2013

LANDMARK BANCORP, INC. ANNOUNCES EXECUTIVE TRANSITION

Scheopner Assumes CEO Role

Manhattan, Kan. – Patrick Alexander, Chairman and CEO of Landmark Bancorp, Inc. (the “Company”) and Landmark National Bank (“Landmark”), today announced he will leave his role of CEO effective January 1, 2014. Mr. Alexander will remain as the Chairman of the Board of the Company and Landmark. Mr. Alexander also announced that Michael Scheopner, who currently serves as President of the Company and Landmark, has been elected by the board of directors as the Company and Landmark’s new Chief Executive Officer, effective January 1, 2014.

“I will remain involved as an active Chairman of the Board with ongoing responsibilities and participation within the organization,” said Mr. Alexander. “I am excited to be focusing the majority of my time assisting in the integration and assimilation of the former Citizens Bank organization, which we acquired on November 1, 2013, into Landmark. I will also be active in business development throughout our markets and take a lead role in exploring other potential acquisitions and growth opportunities.”

From 1986 to 1990, Mr. Alexander served as President of the Kansas State Bank of Manhattan. He became President and Chief Executive Officer of the Manhattan Federal Savings and Loan Association in 1990. Mr. Alexander was appointed the President and Chief Executive Officer of MNB Bancshares in 1992 and President and CEO of Security National Bank in 1993. In October 2001, Security National Bank merged with Landmark Federal Savings Bank and became known as Landmark National Bank, and Mr. Alexander was appointed as the President and Chief Executive Officer.

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Mr. Scheopner has been President of the Company and Landmark since May 2013. Prior to his appointment as President, Mr. Scheopner had served as an Executive Vice President and Credit Risk Manager for Landmark since October 2001. He also originated from the Security National Bank organization serving as a Senior Vice President from May 1996 to March 1998, and as Executive Vice President from March 1998 to October 2001. In addition to his appointment as Chief Executive Officer of the Company and Landmark, Mr. Scheopner also serves as a director and President of the Company and Landmark.

Mr. Alexander stated, “Michael Scheopner has played a key role in the growth and success of our organization. He is an outstanding selection to be our new Chief Executive Officer and will insure that Landmark continues its tradition of providing exceptional community banking services to our markets and enhanced value to our shareholders.”

Landmark Bancorp, Inc. is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (3), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego, and Wellsville, Kansas. Visit www.banklandmark.com for more information.

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